Exhibit 99.1

CRAFT COLLEGE INC ANNOUNCES ENGAGEMENT OF TRUE NORTH ENTERTAINMENT AS MARKETING AGENT.

DALLAS, TEXAS, May 25, 2007 - (News wire) - Craft College Inc.

As part of its effort to accelerate growth and shape its brand as a leading producer of educational and instructional DVDs for the hobby and craft market, Craft College has hired True North Entertainment as its marketing agent. With more than 10 years of corporate marketing experience, True North Entertainment's president, AJ Vesak has provided media and film production services to such companies as Acura, DWS Scudder, Porsche and Sony Pictures. Mr. Vesak, through his various production companies has been the recipient of nine Tellies, the premier global award honoring the best producers and directors in TV commercial production and direction. True North Entertainment will help oversee Craft College's marketing and related initiatives.

"By any measure of quality and customer satisfaction, Craft College is a tremendous producer of instructional and educational DVDs devoted to crafters and hobbyists - and consumers need to know that," said Pat Castillo, Craft College's President and CEO. "The addition of True North to our team, coupled with our own internal marketing efforts, will let us maximize our resources and really focus on taking Craft College to the next level."

"This is a great opportunity for us. We have the chance with Craft College to build a marketing strategy that touches consumers' lives and redefines their relationship with hobbies and crafts," said AJ Vesak, President of True North Entertainment.

"Craft College has made a strong commitment to becoming a top-of-mind brand. That is our goal," said Castillo. "With this combination, I'm confident we'll make it a reality."

About True North Entertainment:
True North Entertainment is an award-winning media and production company specializing in the production and direction of marketing programs. With state of the art production facilities, True North Entertainment is well positioned to serve clients across North America, Europe and Asia.

About Craft College:
Craft College Inc. is a Utah company with registered offices located at 136 East South Temple, Suite 2100 Salt Lake City, UT 84111 and its executive offices at 1950 Stemmons Freeway, Suite 5001, Dallas Texas, 75207. The company produces award winning educational and instructional DVDs for the craft and hobby market. Our telephone number is 1-866-891-9672 and our websites are www.craftcollege.com and www.go-flyfishing.com.